 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 25, 2017

PhotoMedex, Inc.

(Exact Name of Registrant Specified in Charter)

Nevada	0-11635	59-2058100
(State or Other	(Commission File	(I.R.S. Employer
Jurisdiction of	Number)	Identification No.)
Incorporation)

2300 Computer Drive, Building G, Willow Grove, PA	19090
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   215-619-3600

100 Lakeside Drive, Suite 100, Horsham, PA 19044

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 1.01	Entry Into a Material Definitive Agreement

On July 25, 2017, PhotoMedex, Inc. (the “Company”) (OTCQB, Nasdaq and TASE: PHMD) entered into a 20% Unsecured Promissory Note (the “Note”) with First Capital Real Estate Operating Partnership, L.P (“the Contributor”) in the aggregate principal amount of $145,000. The Note is an ancillary undertaking in connection with the Interest Contribution Agreement dated March 31, 2017, as amended by the Waiver of First Closing Conditions entered into on May 17, 2017, and the Waiver of Second Closing Conditions entered into on July 3, 2017 (together, the “Agreement”) between the Company and its subsidiary FC Global Realty Operating Partnership, LLC (the “Acquiror” and, together with the Company, the “Acquiror Parties”) and the Contributor and First Capital Real Estate Trust Incorporated (the “Contributor Parent” and, together with Contributor, the “Contributor Parties”), under which the Contributor Parties are to contribute certain real estate properties to the Acquiror Parties.

The first closing under the Agreement took place on May 17, 2017; a mandatory second closing and an optional third closing are to take place no later than December 31, 2017. As part of the second closing, the Contributor Parties are to contribute to the Acquiror their 100% ownership interest in a private hotel that is currently undergoing renovations to convert to a Wyndham Garden Hotel, located in Amarillo, Texas (the “Amarillo Hotel”), which has an appraised value of approximately $16 million and an outstanding loan of approximately $10.6 million. As reported in a Form 8-K, Current Events, filed on July 6, 2017, the Contributor Parties have received an offer to purchase the Amarillo Hotel from a non-related third party. As a result, the Contributor Parties and the Acquiror Parties entered into the Second Waiver under which the Company and its subsidiary agreed to waive the requirement for the Contributor Parties to contribute the Amarillo Hotel itself, and to accept in its place a contribution in cash of not less than $5.89 million from the Contributor Parties from the sale proceeds of the Amarillo Hotel, after the satisfaction of the outstanding loan, provided that the sale is completed and closed upon not later than August 31, 2017. In exchange the Contributor Parties shall receive shares of stock in the Company, such amount to be calculated as set forth in the Agreement. If the sale of the Amarillo Hotel is not completed and closed upon not later than August 31, 2017, the waiver of the requirement for the contribution of the interest in the Amarillo Hotel will lapse.

The funds under the Note will be used to make certain payments due to vendors of the Amarillo Hotel to ensure their continued provision of services to the Amarillo Hotel during the pendency of the sale of this property. The Company has already disbursed $95,000 to the Contributor; the third disbursement of $50,000 may occur at a future date. The loan is subject to an origination fee of $7,500 and bears interest at the rate of 20% per annum. The Note also contains customary representations and warranties.

The Note is due on September 1, 2017. Suneet Singal, the Company’s chief Executive Officer, has pledged his salary as security for the Note and has agreed to freeze his salary at the current rate. Should payment not be received from the Contributor, the Company shall have the right to offset the amounts due under the Note against Mr. Singal’s salary. The Company has also reserved the right to claw back a portion of the shares issued to the Contributor Parties in the First Closing under the Agreement, which occurred on May 17, 2017, in an amount equal to the disbursed but unpaid principal amount, the origination fee, and any accrued but unpaid interest.

Forward-Looking Statements

This Current Report on Form 8-K may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Investors are cautioned that there can be no assurance actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors. Forward looking statements include, but are not limited to, statements with respect to the plans, strategies and objectives of management for future operations; product development, extensions and marketing; and expectations, beliefs or assumptions underlying any of the foregoing. The important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to, changes in consumers’ spending habits and the marketability of certain products.  Please refer to the risks detailed from time to time in the reports we file with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2016, as well as other filings on Form 10-Q and periodic filings on Form 8-K, for additional factors that could cause actual results to differ materially from those stated or implied by such forward-looking statements. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

9.01	Financial Statements and Exhibits

10.1	20% Unsecured Promissory Note dated July 25, 2017 by and between PhotoMedex, Inc. and First Capital Real Estate Operating Partnership L.P.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOTOMEDEX, INC.

Date: July 31, 2017	By:	/s/ Suneet Singal
Suneet Singal
Chief Executive Officer